EXHIBIT 99.1
Financial Contact: James S. Gulmi (615) 367-8325
Media Contact: Claire S. McCall (615) 367-8283
Genesco Announces that Court Orders Specific Performance
of Merger Agreement by The Finish Line
NASHVILLE, Tenn., Dec. 28, 2007— Genesco Inc. (NYSE: GCO) announced today that the Chancery Court for the State of Tennessee has ordered The Finish Line, Inc. to specifically perform the terms of its Merger Agreement with Genesco. In relevant part, the Court’s order states:
It is therefore ORDERED that the Court declares that all conditions to the Merger Agreement have been met. The Court declares that Finish Line has breached the Merger Agreement by not closing and declares that Finish Line is not entitled to invoke the December 31, 2007 termination procedures of Section 8 of the Merger Agreement. The Court ORDERS that Finish Line shall specifically perform the terms of the Merger Agreement, including that it shall close the merger pursuant to section 1.2 of the Merger Agreement, it shall use its reasonable best efforts to take all actions to consummate the merger as required by section 6.4(d) of the Merger Agreement, and it shall use its reasonable best efforts to obtain financing as per section 6.8(a) of the Merger Agreement. Excepted from the provisions of this Order and Memorandum are issues as to the solvency of the merged entity. That issue is reserved for determination by a New York Court in a lawsuit filed by UBS.
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GENESCO INC. — Add One
     Hal N. Pennington, Chairman and Chief Executive Officer of Genesco, said “We are gratified by Chancellor Lyle’s order and appreciate her detailed findings of fact and conclusions of law set forth in the 43-page Memorandum and Order. I urge our shareholders to read the opinion in its entirety, a copy of which is posted on our website, www.genesco.com. We look forward to working with The Finish Line to consummate the merger expeditiously. Although the Chancellor left open the issue of solvency brought by UBS in a New York lawsuit, she nevertheless noted ‘from the proof presented to it, this Court concludes that the combined entity can succeed.’ We agree.”
     Pennington continued “Chancellor Lyle meted out justice by dismissing the baseless fraud claims made by UBS and The Finish Line; in my view, her findings confirm the integrity of our management and advisors. I appreciate the patience of our shareholders and the ongoing commitment of all of our employees. I especially appreciate the relentless efforts of our counsel Bass, Berry & Sims PLC and Boies, Schiller & Flexner LLP.”
About Genesco Inc.:
     Genesco Inc., a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,050 retail stores in the United States and Canada, principally under the names Journeys, Journeys Kidz, Shi by Journeys, Johnston & Murphy, Underground Station, Hatworld, Lids, Hat Shack, Hat Zone, Head Quarters and Cap Connection, and on internet websites www.journeys.com, www.journeyskidz.com, www.undergroundstation.com, www.johnstonmurphy.com, www.lids.com, www.hatworld.com, and www.lidscyo.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website http://www.genesco.com.
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GENESCO INC. — Add Two
     Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, and the rules promulgated pursuant to the Securities Act of 1933, as amended. Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) the outcome of litigation or any governmental inquiry relating to the merger; (2) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (3) the outcome of any legal proceedings that have been or may be instituted against Genesco and others following announcement of the proposal or the merger agreement; (4) the failure by The Finish Line, Inc. to obtain the necessary debt financing arrangements set forth in commitment letters they received in connection with the merger; (5) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; and (6) the amount of the costs, fees, expenses and charges related to the merger. Our business is also subject to a number of risks generally such as: (1) changing consumer preferences; (2) the companies’ inability to successfully market their footwear, apparel, accessories and other merchandise; (3) price, product and other competition from other retailers (including internet and direct manufacturer sales); (4) the unavailability of products; (5) the inability to locate and obtain favorable lease terms for the companies’ stores; (6) the loss of key employees; (7) general economic conditions and adverse factors impacting the retail footwear industry; (8) management of growth; and (9) other risks that are set forth in the “Risk Factors,” “Legal Proceedings” and “Management Discussion and
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GENESCO INC. — Add Three
Analysis of Results of Operations and Financial Condition” sections of, and elsewhere, in our SEC filings, copies of which may be obtained by contacting the investor relations department of Genesco via our website www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco’s ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.